   NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision, Inc. Receives NASDAQ Notice of Minimum Bid Price Non-Compliance

JACKSONVILLE, Fla., April 21, 2015 – ParkerVision, Inc. (Nasdaq: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, announced today that it received a letter from the Nasdaq Listing Qualifications Department of The Nasdaq Capital Market (“Nasdaq”) notifying the Company that the minimum bid price for the Company’s common stock was below $1.00 per share for a period of 30 consecutive business days, and that the Company did not meet the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2).

The Nasdaq notification has no effect at this time on the listing of the Company’s common stock, and the stock will continue to trade uninterrupted under the symbol “PRKR”. ParkerVision management intends to actively monitor the bid price for its common stock and will consider all available options to regain compliance with the Nasdaq minimum bid price requirement.

The Company has a compliance period of 180 calendar days (until October 19, 2015) to regain compliance with the minimum bid price requirement.  If at any time during the 180 day compliance period, the closing bid price per share of the Company’s common stock is at least $1.00 for at least ten consecutive business days, Nasdaq will provide the Company a written confirmation of compliance and the matter will be closed.

In the event the Company does not regain compliance with Rule 5550(a)(2) within this compliance period, it may be eligible for additional time.  To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.  If the Nasdaq staff concludes that the Company will not be able to cure the deficiency or if the Company is otherwise not eligible, the Company’s common stock will be subject to delisting by Nasdaq.

About ParkerVision, Inc.

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption. For more information please visit www.parkervision.com.  (PRKR-G)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2014.  These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman	Don Markley or
Chief Financial Officer or	Glenn Garmont
ParkerVision, Inc.	The Piacente Group
904-732-6100, cpoehlman@parkervision.com	212-481-2050, parkervision@tpg-ir.com

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